Exhibit 99.1

Virgin Media Announces the Expiration and Successful Completion of Virgin Media Finance PLC’s Tender Offer for 9.50% Senior Notes due 2016

LONDON, March 27, 2012 - Virgin Media Inc. (NASDAQ:VMED) (LSE:VMED) today announced the expiration and successful completion of the previously announced cash tender offer by its subsidiary Virgin Media Finance PLC (the “Company”) to purchase up to $500 million aggregate principal amount of its outstanding dollar-denominated 9.50% Senior Notes due 2016 on the terms and subject to the conditions set forth in the offer to purchase dated February 28, 2012 and the related letter of transmittal. The tender offer expired at 11:59 p.m., New York City time, on March 26, 2012.

The table below sets forth the results of the tender offer for the 9.50% Senior Notes due 2016, according to information provided by Lucid Issuer Services Limited, the Information and Tender Agent, as of the expiration of the tender offer. As the aggregate principal amount of 9.50% Senior Notes due 2016 tendered exceeds the maximum tender amount, the amount of notes accepted for purchase will be prorated pursuant to the terms of the offer to purchase.

Description of Notes	CUSIP/ISIN	Outstanding Principal Amount	Amount of Notes Tendered	Approximate Percentage of Notes Tendered

Dollar-denominated 9.50% Senior Notes due 2016	92769VAA7/ US92769VAA70	$1,350,000,000	$853,213,000	63%

The Company has accepted for payment $499,998,000 aggregate principal amount of 9.50% Senior Notes due 2016 that have been validly tendered and not validly withdrawn and expects to make payment on such notes on March 28, 2012. Such payment will cover the tender offer consideration, as well as any accrued and unpaid interest to, but not including, March 28, 2012.

This announcement is neither an offer to purchase nor the solicitation of an offer to sell any of the securities described herein, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The tender offer was made solely pursuant to the offer to purchase dated February 28, 2012 and the related letter of transmittal.

Forward-Looking Statements

Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 21, 2012. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

For further information, contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk

Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Phil Rudman : +44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media Contacts

At Tavistock Communications, Lulu Bridges: +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk